Exhibit 10.10

CORPORATE BILLING, LLC

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of August 30, 2014, between Corporate Billing, LLC, an Alabama limited liability company (the “Company”), and James R. Thompson, III, an individual resident of the State of Alabama (“Employee”).

The Company is a wholly owned subsidiary of CBI Holding Company, LLC, a Delaware limited liability company (“Parent”).

The execution and delivery of this Agreement by the Company and Employee is a condition to the closing of the transactions contemplated by that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among National Bank of Commerce, a national banking association (“NBC”) and the members of Parent, and the consummation of the transactions contemplated by the Purchase Agreement.

Employee, by virtue of his direct (and, after the Closing, as defined in the Purchase Agreement, indirect) interest in Parent will receive valuable consideration as part of the transactions contemplated by the Purchase Agreement and, therefore, has a material economic interest in the consummation of such transactions.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties. During the Employment Period, Employee shall serve as the Chief Executive Officer of the Company, and in such other executive capacities commensurate with his position as requested from time to time by the Board of Managers of Parent (the “Board”). Employee shall have such duties, responsibilities, functions and authority as are customarily associated with Employee’s position. During the Employment Period, Employee shall devote his full professional energies, experience, skills, abilities, knowledge and business time to his job duties. Employee will report solely and directly to the Board. Notwithstanding the foregoing, Employee may (a) be involved in civic and charitable activities (including serving on not-for-profit boards), (b) continue to manage his investments and participate in his family businesses, and (c) continue to serve as a consultant to the Sexton Consumer Finance Companies (as defined in the Purchase Agreement), so long as such activities do not conflict or interfere with performance of his duties hereunder.

3. Compensation and Benefits.

(a) During the Employment Period, Employee’s base salary shall be $175,000.00 per annum (as adjusted from time to time in accordance with the immediately following sentence, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. The Base Salary may be increased but may not be decreased without the prior written consent of the Employee. The Base Salary shall be pro-rated on an annualized basis for any partial calendar years during the Employment Period, including the period beginning on the date of this Agreement and ending December 31, 2014. In addition, during the

Employment Period, Employee shall be entitled to participate in all of the Company’s employee benefit programs for which senior employees of the Company are generally eligible, and Employee shall be entitled to paid annual vacation during the Employment Period on a basis that is at least as favorable as that provided to other senior employees of the Company. During the Employment Period, the Company (or Parent or NBC, as applicable) shall purchase and maintain, at its expense, directors’ and officers’ liability insurance providing coverage to Employee.

(b) During the Employment Period, the Company shall reimburse Employee for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, Employee shall be eligible to earn a target cash bonus of 30% of his Base Salary, with a maximum cash bonus amount of 45% of his Base Salary (the “Annual Bonus”) each fiscal year during the Employment Period, including partial periods. The actual Annual Bonus earned for each fiscal year will be subject to the achievement of certain growth and/or operating performance objectives as determined by the Board in consultation with Employee (the “Objectives”). The Annual Bonus will be payable each year in one lump sum payment, as determined by the Board, as soon as reasonably practical, but in no event later than 60 days following completion of the Company’s fiscal year.

(d) In addition to the Base Salary and Annual Bonus, Employee shall be eligible to receive awards (the “Performance Share Award”) under the National Commerce Corporation 2011 Equity Incentive Plan, each fiscal year during the Employment Period, including partial periods. The actual Performance Share Award earned for each fiscal year will be subject to (i) achievement of the Objectives and (ii) the approval of the board of directors of National Commerce Corporation in accordance with to the National Commerce Corporation 2011 Equity Incentive Plan.

(e) All amounts payable to Employee as compensation hereunder shall be subject to all required and customary withholding by the Company.

4. Term and Termination.

(a) The Employment Period shall begin on the date of this Agreement and shall continue for five (5) years, unless previously terminated by either the Company or the Employee under the provisions below in this Section 4. The Employment Period shall automatically renew, on the same terms and conditions, for successive one (1) year terms unless either the Company or the Employee provides written notice to the other at least thirty (30) days prior to the expiration of the initial Employment Period or the renewal term, as applicable.

(b) The Employment Period (i) shall terminate immediately upon Employee’s death or Disability, (ii) may be terminated by the Company at any time for Cause (as defined below), (iii) may be terminated by Company at any time upon thirty (30) days prior written notice, without Cause; and (iv) may be terminated by the Employee at any time with Good Reason (as defined below). Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Employee or, in the case of Employee’s resignation with Good Reason, in a written notice from Employee to the Company.

(c) In the event of any termination of Employee’s employment with the Company, the Employee shall be entitled to receive all Base Salary through the date of termination in accordance with normal pay practices, payment of any portion of the Annual Bonus earned but unpaid at the time of termination (which shall include any prior year Annual Bonuses which remain unpaid and a pro rated Annual Bonus for the year in which termination occurs), payment of his accrued, but unused vacation time, and reimbursement of outstanding business-related expenses through the date of termination, as well as any amounts payable under any benefit or incentive plan, program or practice in accordance with the terms thereof (collectively “Accrued Amounts”). In addition, if Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason during the Employment Period, on the 30th day after termination (assuming that Employee has signed the Release (defined below) and all revocation periods applicable to the Release have expired), the Company shall pay the Employee in one lump sum, an amount in cash equal to the sum of (i) the Accrued Amounts; plus (ii) the number of years (including portions thereof) remaining on the 5-year initial term or the 1-year renewal term, as applicable, as of the date of terminated, multiplied by the then current Base Salary (the “Severance Amount”). The Company’s obligation to pay the Severance Amount is conditioned upon the execution by the Employee of a general release in favor of the Company and its affiliates in such form as shall be reasonably acceptable to the Company and the Employee (the “Release”). If the Employment Period is terminated for any reason, Employee shall only be entitled to receive the Accrued Amounts (and the Severance Amount, if applicable) and shall not be entitled to any other salary, compensation or benefits from the Company thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law. In the event the Employee’s employment is terminated by the Company with Cause or Employee otherwise resigns without Good Reason prior to the 5th anniversary of this Agreement, all Performance Share Awards (vested and unvested) shall be forfeited by the Employee. If the Employee’s employment is terminated for any other reason (including the termination of this Agreement at the end of the initial 5 year term or additional renewal term), the Employee shall retain all Performance Share Awards then vested and any unvested Performance Share Awards shall continue to vest in accordance with the National Commerce Corporation 2011 Equity Incentive Plan; so long as Employee continues to comply with the provisions of Section 8 hereof.

(d) Except as otherwise expressly provided herein, all of Employee’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).

(e) For purposes of this Agreement, “Cause” shall mean with respect to Employee one or more of the following: (i) the conviction of a felony or other crime involving moral turpitude or the commission of any other act or omission involving fraud or misappropriation with respect to the Company, the Parent or any of their subsidiaries (other than good faith expense account disputes), (ii) reporting to work under the influence of alcohol or illegal drugs (other than prescription medication) or the repeated use of illegal drugs (other than prescription medication) causing the Company substantial economic harm, (iii) a breach of fiduciary duty that causes material harm to the Company, which duties shall be consistent with those set forth in the Parent’s or the Company’s Operating Agreement and applicable law; (iv) gross negligence or willful misconduct with respect to the Company, the Parent or any of their subsidiaries, (v) substantial and repeated failure to perform duties as reasonably requested by the Board; (vi) gross misconduct or gross neglect in carrying out his duties and responsibilities under this Agreement; or (vii) any other material breach of Employee’s obligations hereunder or material breach by the Employee of any rules or regulations of the Company that causes material harm to the Company, in the case of (iv), (vi) or (vii), which is not, if capable of being cured, cured within thirty (30) days after written notice thereof to Employee (which notice shall specify the applicable breach).

(f) For purposes of this Agreement, “Disability” shall mean Employee’s inability to perform the essential duties, responsibilities and functions of his position with the Company for a period of 120 consecutive days or for a total of 180 days during any twelve (12)-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment. Employee shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Employee’s condition with the Company).

(g) For purposes of this Agreement, “Good Reason” shall exist (so long as circumstances constituting Cause do not exist) when the Company, without Employee’s written consent: (i) assigns to Employee duties that are materially inconsistent with Employee’s position and status with the Company or materially reduces Employee’s authority or responsibilities, (ii) reduces or fails to pay when due the Employee’s Base Salary and/or Annual Bonus opportunity, (iii) requires that the Employee relocate his principal place of employment (as in effect on the date hereof) by more than 30 miles or (iv) is otherwise in material breach of this Agreement, and, in each case, such occurrence or breach has not been cured within 30 days after delivery of written notice thereof from Employee to the Company.

(h) In the event of any termination of employment, Employee shall have the rights set forth in this Agreement and no more, unless such other rights are guaranteed by law.

5. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee. Employee hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

6. Confidential Information.

(a) Employee acknowledges that the information, observations and data (including trade secrets) obtained by him while and prior to being employed by the Parent, the Company and/or their subsidiaries (each, a “Company Entity”, and collectively, the “Company Entities”) concerning the business or affairs of the Company Entities (“Confidential Information”) are the property of such Company Entity. Therefore, Employee agrees that he shall keep the Confidential Information in strict confidence and shall treat such Confidential Information with the same level of care that he exercises with respect to his own confidential information, but in no case less than reasonable care. Employee agrees not to disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of any of the Company Entities for which the Company Entities are under an obligation not to disclose (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Employee’s acts or omissions. Employee shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of the Company Entities which he may then possess or have under his control and that is material to the then-current operation of the business of the Company Entities, provided that Employee may retain his address book to the extent it only contains contact information. Nothing herein shall be construed to prevent disclosure of Confidential Information or Third Party Information as may be required by applicable law or regulation or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order and Employee provides the Company with at least five (5) days prior written notice of such disclosure, if not legally prohibited.

(b) If at any time during the Employment Period Employee believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Employee may have to former employers, Employee shall immediately advise the Board so that Employee’s duties can be modified appropriately.

(c) To help protect the Company’s and/or the other Company Entities’ Confidential Information and trade secrets, Employee agrees that, upon the conclusion of his employment, Employee will notify the Company of the identity and address of his new employer and Employee agrees to notify his new employer of the post-employment obligations under Sections 6, 7 and 8.

7. Intellectual Property, Inventions and Patents. Employee acknowledges that all discoveries, concepts, ideas, formulas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trademarks, service marks, trade names, patents, patent applications, copyrightable works, derivative works, and mask works (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable), and all related intellectual property rights, which relate to any Company Entity’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed, authored or made by Employee (whether alone or jointly with others) prior to and while employed by any Company Entity or any predecessor or affiliated entity, whether before or after the date of this Agreement (“Work Product”), are and shall be the exclusive property of such Company Entity. Employee shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Employee acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended, and, to the extent any Work Product is not deemed a “work made for hire,” Employee hereby assigns to the Company all of his right, title and interest (including without limitation all of his intellectual property rights) in and to such Work Product.

8. Non-Competition and Non-Solicitation.

(a) Employee hereby agrees and covenants that Employee will not, directly or indirectly:

(i) During Employee’s employment with the Company and for a period of one (1) year (the “General Non-Competition Restriction Period”) after the date of termination (the “Termination Date”) of Employee’s employment with the Company for any reason whatsoever, engage in any Factoring Activity, or directly or indirectly own an equity interest exceeding Five Percent (5%) in any entity that is engaged in any Factoring Activity. As used herein, the term “Factoring Activity” means a business a primary activity of which is factoring receivables or providing other receivables factoring related services in the United States. For purposes hereof, “primary activity” shall mean gross revenue for the immediately preceding calendar year in excess of 15% of the total gross revenue of such entity or business for such period. It is acknowledged that Employee has an ownership interest in and provides services to the Sexton Consumer Finance Companies (the “Existing Activities”). For the avoidance of doubt, it is acknowledged and agreed that the continuance by Employee of the Existing Activities in their current form shall not constitute a violation of this Section 8; or

(ii) During Employee’s employment with the Company and for a period of three (3) years (the “Specific Non-Competition and Non-Solicitation Restriction Period”) after the Termination Date, engage in any Directly Competitive Activity, or directly or indirectly own an equity interest exceeding Five Percent (5%) in any entity that is engaged in any Directly Competitive Activity. As used herein, the term “Directly Competitive Activity” means factoring receivables in the United States to customers operating in one or more of the following industries: (1) automobile dealerships; (2) truck dealerships; (3) automotive or truck maintenance or parts; (4) trucking companies operating fleets consisting of more than 5 trucks; (5) heavy-duty truck repair; (6) environmental engineering services; (7) oil and gas field services; (8) any other industry serviced by the Company as of the Termination Date; or (9) any other industry that the Company has firm plans to enter as of the Termination Date, provided that such firm plans have been communicated in writing to Employee as of the Termination Date; or

(iii) During the Specific Non-Competition and Non-Solicitation Restriction Period, employ or engage or offer to employ or engage in any capacity or solicit, interfere with or attempt to divert or entice away from the Company for the purposes of so employing or engaging, any employee of the Company; provided that general solicitations for employment not specifically targeted to such Company employees shall not be prohibited.

(b) Employee agrees that the business of the Company is national in scope and the covenants in this Section 8 are reasonable with respect to their duration and scope, and Employee represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood. If any provision or part of this Section 8 is found by a court of competent jurisdiction to be totally or partially invalid, illegal or unenforceable, then the provision will be deemed to be modified or restricted to the extent and in the manner necessary to make it valid, legal or enforceable, or it will be excised from this Agreement without affecting any other provision of this Agreement, which will be enforced to the maximum extent provided by law as if the modified or restricted provision was originally included or as if the excised provision was originally excluded. The provisions of this Section 8 are in addition to and separate and apart from any similar provisions contained in the Purchase Agreement or the Amended and Restated Limited Liability Company Agreement of the Parent, dated the date hereof.

(c) The provisions of this Section 8 shall not be discharged or dissolved upon, but shall survive the termination or cancellation of this Agreement. Any violation of the agreements set forth in this Section 8 shall automatically toll and suspend the General Non-Competition Restriction Period and/or the Specific Non-Competition and Non-Solicitation Restriction Period, as applicable, for the duration of such violation.

9. Compliance with Code. This Agreement is intended in good faith to comply with Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”) with respect to certain payments, and to be exempt from Section 409A with respect to other payments. With respect to payments made, or to be made, hereunder upon a “termination of employment” that are subject to Section 409A, whether a “termination of employment” has occurred shall be determined in accordance with Treas. Reg. § 1.409A-1(h). Notwithstanding any provisions of the Agreement to this contrary, if any amount to be paid to Employee hereunder is “deferred compensation” subject to Section 409A, and if the Employee is a “Specified Employee” (as defined under Section 409A) as of the date of termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid to Employee hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day following the six-month anniversary of termination of employment for any reason other than death. Payments made hereunder that are subject to Section 409A may not be accelerated or delayed, except as specifically allowed under Section 409A. The amount of expenses eligible for reimbursement during the Employee’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year of the Employee, and the right to a reimbursement may not be liquidated or exchanged for any other benefit.

10. Survival. Sections 4 through 22, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic email, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Employee:

c/o James R. Thompson, III

2319 Meadowbrook Road SE

Decatur, Alabama 35601

E-mail: sthompson@corpbill.com

Notices to the Company:

Corporate Billing, LLC

c/o National Bank of Commerce

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

E-mail: wmatthews@nationalbankofcommerce.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement, the Purchase Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14. Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. If, at the time of enforcement of any of the provisions of this Agreement, a court shall hold that the duration or scope of the restrictions stated therein are unreasonable under circumstances then existing, Employee agrees that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained therein to cover the maximum duration or scope permitted by law. Because Employee has access to Confidential Information, Employee hereby agrees that money damages would not be an adequate remedy for any breach of any of the provisions of this Agreement. Therefore, in the event a breach or threatened breach of any of the provisions of this Agreement, any Company Entity may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signature pages transmitted electronically will be treated as originals.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

17. Choice of Law/Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Alabama, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Alabama or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Alabama. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Alabama, County of Jefferson, or, if it has or can acquire jurisdiction, in the United States District Court of the Northern District of Alabama, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19. Withholding. The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes required by law to be deducted or withheld.

20. Litigation Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to the reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.

21. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE

OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

22. Employee’s Cooperation. During the Employment Period and after termination, Employee shall reasonably cooperate with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Employee being available (at mutually convenient times) to the Company upon reasonable notice for interviews and factual investigations, appearing (at mutually convenient times) at the Company’s request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments). In the event the Company requires Employee’s cooperation in accordance with this paragraph, the Company shall reimburse Employee solely for reasonable travel expenses (including lodging and meals) upon submission of receipts; provided, however, that if Employee is required to spend substantial time on such matters following the termination of the Employment Period, the Company shall also compensate Employee at an hourly rate based on his Base Salary.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CORPORATE BILLING, LLC

By:	/s/ Britt Sexton
Britt Sexton
Authorized Person

/s/ James R. Thompson, III
James R. Thompson, III

[Signature Page to Employment Agreement]